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                                                                       EXHIBIT 6

                   [DAVIES WARD PHILLIPS & VINEBERG LLP LETTERHEAD]




September 17, 2003

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission, Securities Division
The Manitoba Securities Commission
Ontario Securities Commission
Commission  des valeurs mobilieres du Quebec
Nova Scotia Securities Commission
Office of the Administrator - New Brunswick
Registrar of Securities - Prince Edward Island
Securities Commission of Newfoundland & Labrador

         (collectively, the "SECURITIES COMMISSIONS")

SUBJECT:  NEUROCHEM INC.
          OUR FILE NO. 018560-200951

Dear Sirs/Mesdames:

This letter is addressed to you in connection with the final short form base PREP prospectus (the "PROSPECTUS") of Neurochem Inc dated September 16, 2003.

We hereby consent to the use of our name on the face page of the Prospectus and under the heading "Legal matters" in the Prospectus and consent to the use of our name and to the reference to our opinion (the "OPINION") under the heading "Eligibility for investment" in the Prospectus.

We have read the Prospectus and we have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived from the Opinion or that is within our knowledge as a result of the services we performed in connection with the Opinion.

This letter is solely for the information of the Securities Commissions and is not to be referred to in whole or in part in the Prospectus or in any other similar document and is not to be relied upon for any other purposes.

Yours truly,

(SIGNED) DAVIES WARD PHILLIPS & VINEBERG LLP